Exhibit 99.1
Digi International Reports Second Quarter Fiscal 2011 Results
Revenue and Net Income Increase 10.3% and 32.7%, Respectively, Compared to Second Quarter Fiscal 2010
(Minneapolis, MN, April 21, 2011) — Digi International® Inc. (NASDAQ: DGII, www.digi.com) reported revenue of $49.7 million for the second quarter of fiscal 2011, compared with $45.1 million for the second quarter of fiscal 2010, an increase of $4.6 million, or 10.3%. Net income was $2.2 million, or $0.09 per diluted share, in the second quarter of fiscal 2011 compared to $1.7 million, or $0.07 per diluted share, in the year ago comparable quarter, an increase of $0.5 million, or 32.7%. Financial highlights for the second quarter of fiscal 2011 include:
•	Revenue of $49.7 million in the second quarter of fiscal 2011 grew by 10.3% compared to the second quarter of fiscal 2010 and by 2.9% compared to the first quarter of fiscal 2011.

•	North American revenue increased by $3.2 million, or 12.1%, in the second quarter of fiscal 2011 compared to the year ago comparable quarter, and increased sequentially from the first quarter of fiscal 2011 by $2.0 million, or 7.1%. Revenue in all other geographic regions increased by $1.4 million, or 7.7%, in the second quarter of fiscal 2011 compared to the year ago comparable quarter, and decreased sequentially from the first quarter of fiscal 2011 by $0.6 million, or 2.9%.

•	Operating income was $3.7 million, or 7.4% of net sales in the second quarter of fiscal 2011 compared to $2.2 million, or 4.9% of net sales in the second quarter of fiscal 2010.
“I’m very pleased with our strong financial performance this quarter,” said Joe Dunsmore, Digi’s Chief Executive Officer. “More importantly, we are continuing to see large lead customers accelerating their deployment of our wireless M2M solutions across our targeted vertical markets. Our sales pipeline is ramping, with increased visibility including large purchase orders from customers in the fleet management and medical device verticals. As a result, I am optimistic as we move into the second half of our fiscal year that our revenue and profitability momentum will continue.”
Business Results for the Three Months Ended March 31, 2011
Revenue from embedded products in the second quarter of fiscal 2011 was $22.4 million compared to $20.2 million in the second quarter of fiscal 2010, an increase of $2.2 million, or 10.9%. Revenue from non-embedded products was $27.3 million in the second quarter of fiscal 2011 compared to $24.9 million in the second quarter of fiscal 2010, an increase of $2.4 million, or 9.8%.
Revenue in North America was $29.7 million in the second quarter of fiscal 2011, compared to $26.5 million in the second quarter of fiscal 2010, an increase of $3.2 million, or 12.1% . Revenue in EMEA (Europe, Middle East and Africa) was $12.0 million in the second quarter of fiscal 2011, compared to $12.3 million in the comparable quarter a year ago, a decrease of $0.3 million, or 2.6%. Revenue in the Asia countries was $6.8

Digi International Reports Second Fiscal Quarter 2011 Results
million in the second quarter of fiscal 2011, compared to $5.3 million in the second quarter of fiscal 2010, an increase of $1.5 million, or 28.7%. Latin American revenue was $1.2 million in the second quarter of fiscal 2011, compared to $1.0 million in the comparable quarter a year ago.
Gross profit was $25.7 million in the second quarter of fiscal 2011 compared to $22.7 million in the same period of the prior year, an increase of $3.0 million, or 12.8%. The gross margin was 51.6% in the second quarter of fiscal 2011 compared to 50.5% in the second quarter of fiscal 2010. The gross margin was higher in the second quarter of fiscal 2011 than in the comparable period a year ago primarily due to favorable product mix, product cost reductions, and reduced amortization of purchased and core technology.
Total operating expenses in the second quarter of fiscal 2011 were $22.0 million, or 44.2% of revenue, compared to $20.6 million, or 45.6% of revenue, in the second quarter of fiscal 2010. The increase in operating expenses in the second quarter of fiscal 2011 compared to the same quarter of the prior year is primarily due to increased investment in the iDigi® platform and the full reinstatement for fiscal 2011 of the incentive compensation program which had been only partially reinstated in fiscal 2010. Operating expenses in the second quarter of fiscal 2010 benefited by $0.4 million, or 0.8% of revenue, due to a reduction of the restructuring reserve because expenses associated with the plan were less than expected.
Digi reported operating income of $3.7 million, or 7.4% of net sales, in the second quarter of fiscal 2011 compared to $2.2 million, or 4.9% of net sales, in the second quarter of fiscal 2010.
Net income was $2.2 million in the second quarter of fiscal 2011, or $0.09 per diluted share, compared to $1.7 million, or $0.07 per diluted share, in the second quarter of fiscal 2010. Net income benefited by $0.2 million, net of taxes, or $0.01 per diluted share, during the second quarter of fiscal 2010 as a result of a reduction of the restructuring reserve.
Business Results for the Six Months Ended March 31, 2011
For the six months ended March 31, 2011, Digi reported revenue of $98.1 million compared to revenue of $88.0 million for the six months ended March 31, 2010, an increase of $10.1 million or 11.4%. Revenue from embedded products for the first six months of fiscal 2011 was $43.5 million compared to $38.2 million in the first six months of fiscal 2010, an increase of $5.3 million or 13.7%. Revenue from non-embedded products was $54.6 million in the first six months of fiscal 2011 compared to $49.8 million in the first six months of fiscal 2010, an increase of $4.8 million or 9.6%. Net sales in the first six months of fiscal 2011 were unfavorably impacted by foreign currency translation of $0.4 million when compared to the same period in the prior fiscal year.
For the six months ended March 31, 2011, Digi reported net income of $4.6 million, or $0.18 per diluted share, compared to net income for the six months ended March 31, 2010 of $2.9 million, or $0.12 per diluted share. Net income for the first six months of fiscal 2011 benefited by $0.6 million, or $0.02 per diluted share, resulting from a reversal of tax reserves for various jurisdictions’ tax matters and the enactment of legislation extending the research and development credit that allowed Digi to record tax credits earned during the last three quarters of fiscal 2010 in the first quarter of fiscal 2011. Net income benefited by $0.2 million, net of taxes, or $0.01 per diluted share, during the first six months of fiscal 2010 as a result of a reduction of the restructuring reserve.

Digi International Reports Second Fiscal Quarter 2011 Results
Digi’s cash and cash equivalents and marketable securities balance, including long-term marketable securities, was $95.9 million at March 31, 2011, an increase of $4.3 million from December 31, 2010. Please refer to the Condensed Consolidated Statements of Cash Flows which are included in this earnings release for additional cash flow details. At March 31, 2011, Digi’s current ratio was 6.8 to 1 compared to 6.5 to 1 at December 31, 2010.
Second Fiscal Quarter 2011 Business Highlights:
Smart Grid Related Announcements
•	Calico Energy Services, a market leader in smart grid data management solutions and services for utilities and power providers, and Digi announced the availability of an integrated smart grid technology solution for energy and demand management. The solution is built upon the Digi X-Grid™, which provides device connectivity infrastructure, and Calico Energy’s EIS™ platform, which provides a complete utility energy management solution coupled with residential and commercial load control.

•	Building on its Itron partnership and Digi X-Grid offering, Digi introduced “Smart Grid Now” bundles that make it easy and cost effective for utilities to conduct energy management pilot programs and offer a broad range of new energy efficiency services to their customers. Ready-to-go pilot programs include Google PowerMeter, iPhone and Android applications, Itron ERT meter connectivity, Smart Energy meter and thermostat control and other innovative solutions for Smart Grid deployments. With Itron ERT meter connectivity these bundles are equally effective in areas with Advanced Meter Reading (AMR) or Advanced Metering Infrastructure (AMI) networks in place.

•	Showing increasing penetration in the Europe energy market, Digi and Green Energy Options announced at the E-World Energy and Water Exhibition that they are planning to develop a real-time, web-based energy management system for the European utility market. The new system is based on the iDigi Device Cloud and Digi X-Grid offering.

•	In the rapidly evolving electric car infrastructure market, Digi announced a relationship with one of the market leaders. Better Place is using its Digi TransPort® 6410 high-speed cellular router to connect electric vehicle docking stations to the Better Place electric car network around the world. This enhances energy-demand management by allowing utilities to minimize charging requirements during peak electricity consumption hours.

•	Digi announced that Lessoil is using the ConnectPort X4 wireless gateway, XBee ZigBee environmental sensors and iDigi Device Cloud to wirelessly connect its energy conservation systems. Lessoil provides energy conservation services and maintenance to multi-family property owners in the Northeast.
Key Wireless Announcements and Partnerships
•	Digi extended its partnership with Freescale Semiconductor and extended the ConnectCore i.MX product family with its new iDigi-enabled wireless module, the ConnectCore™ Wi-i.MX53. The new module enables wired and wireless networking of multimedia products requiring high-end processing power and high-definition video display capabilities. It connects to the iDigi Device Cloud out of the box, allowing customers to easily develop cloud-connected wireless multimedia devices.

Digi International Reports Second Fiscal Quarter 2011 Results
•	Further deepening the relationship with Freescale Semiconductor to include wireless design services, Digi announced that Spectrum Design Solutions, Digi’s wireless design subsidiary, will offer custom design support for companies developing wireless products with Freescale’s advanced i.MX53 application processor. From a custom baseboard development around the module to a full chip down design, Spectrum helps customers get new products to market quickly using Freescale’s popular i.MX technology.

•	Digi introduced the XPress™ Crypto Module, the industry’s first cryptographic embedded module for developing wireless and wired devices that meet stringent federal cryptography standards required for many government, financial and other regulated industries.
Reconciliation Tables:

	Reconciliation of Operating Income to Non-GAAP Operating Income
	Three months ended March 31,				Six months ended March 31,
	2011		2010		2011		2010
(Dollars in thousands)		% of net sales		% of net sales		% of net sales		% of net sales

Operating income (GAAP basis)	$3,662	7.4%	$2,195	4.9%	$6,327	6.5%	$4,024	4.6%
Reduction of restructuring reserve	(20)	0.0%	(352)	-0.8%	(70)	-0.1%	(352)	-0.4%

Operating income excluding reduction of restructuring reserve (Non-GAAP basis)	$3,642	7.3%*	$1,843	4.1%	$6,257	6.4%	$3,672	4.2%

*	percentages presented may not add due to use of rounded numbers

Digi International Reports Second Fiscal Quarter 2011 Results

	Reconciliation of Net Income and Net Income per Diluted Share to Non-GAAP
	Net Income and Net Income per Diluted Share
	Three months ended March 31,				Six months ended March 31,
(In thousands, except per share amounts)	2011		2010		2011		2010

Net income and net income per common share, diluted	$2,239	$0.09	$1,686	$0.07	$4,555	$0.18	$2,885	$0.12
Reduction of restructuring reserve, net of taxes	(13)	(0.00)	(229)	(0.01)	(46)	(0.00)	(229)	(0.01)
Discrete tax benefits for reversal of tax reserves for closure of various jurisdictions’ tax matters and for extended research and development tax credit recorded in the first quarter of fiscal 2011	—	—	—	—	(575)	(0.02)	—	—

Net income and net income per common share, diluted, adjusted for discrete tax benefits and reduction of restructuring reserve (Non-GAAP basis)	$2,226	$0.09	$1,457	$0.06	$3,934	$0.15 *	$2,656	$0.11

*	earnings per share presented are calculated by line item and certain amounts may not add due to use of rounded numbers
Fiscal 2011 Guidance
For the third fiscal quarter of 2011, Digi projects revenue in a range of $51 million to $56 million. Digi projects net income per diluted share in a range of $0.11 to $0.16 cents.
For the full fiscal year 2011, Digi projects revenue in a range of $200 million to $212 million, which is an increase of $5 million at the lower end of the range from the guidance previously provided. Digi anticipates that the most likely full-year revenue will be approximately $206 million. Digi projects net income per diluted share to be in a range of $0.40 to $0.52, which is an increase of $0.12 at the lower end of the range from the guidance previously provided. The projected net income per diluted share of $0.40 to $0.52 is an increase of 11.1% to 44.4% over net income per diluted share for fiscal 2010.
Second Fiscal Quarter 2011 Conference Call Details
Digi invites all those interested in hearing management’s discussion of its quarter, on Thursday, April 21, 2011 after market close at 5:00 p.m. EDT (4:00 p.m. CDT), to join the call by dialing (866) 770-7125 and entering passcode 17696382. International participants may access the call by dialing (617) 213-8066 and entering passcode 17696382. A replay will be available two hours after the completion of the call, and for one week following the call, by dialing (888) 286-8010 for domestic participants or (617) 801-6888 for international participants and entering access code 99981013 when prompted. Participants may also access a live webcast of the conference call through the investor relations section of Digi’s website, www.digi.com.
About Digi International
Digi International is making wireless M2M easy by developing reliable products and solutions to connect and securely manage local or remote electronic devices over the network or via the Web. Digi offers the highest

Digi International Reports Second Fiscal Quarter 2011 Results
levels of performance, flexibility and quality, and markets its products through a global network of distributors and resellers, systems integrators and original equipment manufacturers (OEMs). For more information, visit Digi’s website at www.digi.com, or call 877-912-3444.
Forward-Looking Statements
This press release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “may,” “will,” “expect,” “plan,” “project,” “should,” or “continue” or the negative thereof or other variations thereon or similar terminology. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which the company operates, projections of future performance, perceived opportunities in the market and statements regarding the company’s mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which the company operates, rapid changes in technologies that may displace products sold by the company, declining prices of networking products, the company’s reliance on distributors, delays in the company’s product development efforts, uncertainty in consumer acceptance of the company’s products, uncertainty in global economic conditions which could negatively affect product demand and the financial solvency of the company’s customers and suppliers, the impact of natural disasters such as the earthquake and tsunami in Japan that could negatively impact the company’s supply chain and customers, the ability to achieve the anticipated benefits and synergies associated with acquisitions, and the changes in the company’s level of revenue or profitability. These and other risks, uncertainties and assumptions identified from time to time in the company’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K for the year ended September 30, 2010 and its quarterly reports on Form 10-Q, could cause the company’s future results to differ materially from those expressed in any forward-looking statements made by or on behalf of the company. Many of such factors are beyond the company’s ability to control or predict. These forward-looking statements speak only as of the date for which they are made. The company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
This release includes historical non-GAAP operating income, net income and net income per diluted share data.
Digi understands that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as operating income or net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Digi believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Digi’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Digi’s results of operations in conjunction with the corresponding GAAP measures.
Digi believes that providing historical and projected operating income, net income and net income per diluted share exclusive of the change in estimate of restructuring expenses and reversals of tax reserves and discrete tax benefits permits investors to compare results with prior periods that did not include these items.

Digi International Reports Second Fiscal Quarter 2011 Results
Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of the comparative operating performance of the Company. In addition, shareholders in the Company have expressed an interest in seeing financial performance measures exclusive of the impact of decisions relating to taxes and restructuring, which while important, are not central to the core operations of Digi’s business.
Investor Contacts:
Steve Snyder
Digi International
952-912-3637
Email: steve.snyder@digi.com
Erika Moran
The Investor Relations Group
212-825-3210
Email: mail@investorrelationsgroup.com
For more information, visit Digi’s Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports Second Fiscal Quarter 2011 Results
Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended March 31,		Six months ended March 31,
	2011	2010	2011	2010
Net sales	$49,716	$45,076	$98,050	$88,044
Cost of sales (exclusive of amortization of purchased and core technology shown separately below)	23,212	21,254	46,032	41,417
Amortization of purchased and core technology	853	1,074	1,701	2,166

Gross profit	25,651	22,748	50,317	44,461

Operating expenses:
Sales and marketing	9,532	9,603	19,330	18,843
Research and development	7,849	7,078	15,657	13,564
General and administrative	3,934	3,515	7,687	6,957
Intangibles amortization	694	709	1,386	1,425
Restructuring	(20)	(352)	(70)	(352)

Total operating expenses	21,989	20,553	43,990	40,437

Operating income	3,662	2,195	6,327	4,024

Other (expense) income:
Interest income, net	42	58	73	99
Other (expense) income	(223)	301	(235)	263

Total other (expense) income, net	(181)	359	(162)	362

Income before income taxes	3,481	2,554	6,165	4,386
Income tax provision	1,242	868	1,610	1,501

Net income	$2,239	$1,686	$4,555	$2,885

Net income per common share, basic	$0.09	$0.07	$0.18	$0.12

Net income per common share, diluted	$0.09	$0.07	$0.18	$0.12

Weighted average common shares, basic	25,230	24,816	25,169	24,758

Weighted average common shares, diluted	25,692	25,213	25,562	25,072

Digi International Reports Second Fiscal Quarter 2011 Results
Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2011	September 30, 2010
ASSETS

Current assets:
Cash and cash equivalents	$57,282	$50,943
Marketable securities	34,135	36,634
Accounts receivable, net	26,116	24,090
Inventories	25,758	26,550
Deferred tax assets	3,362	3,344
Other	2,918	2,141

Total current assets	149,571	143,702

Marketable securities	4,507	—
Property, equipment and improvements, net	16,058	16,396
Identifiable intangible assets, net	16,869	19,851
Goodwill	86,527	86,210
Deferred tax assets	3,295	320
Other	506	486

Total assets	$277,333	$266,965

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,862	$7,449
Accrued compensation	6,537	5,850
Deferred payment on acquisition	2,966	2,914
Other	5,793	5,384

Total current liabilities	22,158	21,597

Deferred tax liabilities	1,083	1,457
Income taxes payable	2,337	2,838
Other noncurrent liabilities	410	517

Total liabilities	25,988	26,409

Total stockholders’ equity	251,345	240,556

Total liabilities and stockholders’ equity	$277,333	$266,965

Digi International Reports Second Fiscal Quarter 2011 Results
Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended	Six months ended
	March 31, 2011	March 31, 2011
Operating activities:
Net income	$2,239	$4,555
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, equipment and improvements	740	1,453
Amortization of identifiable intangible assets	1,696	3,393
Excess tax benefits from stock-based compensation	(167)	(226)
Stock-based compensation	842	1,713
Deferred income taxes	(712)	(1,296)
Other	371	772
Changes in operating assets and liabilities	(2,237)	(2,844)

Net cash provided by operating activities	2,772	7,520

Investing activities:
Purchase of marketable securities	(26,825)	(28,999)
Proceeds from maturities of marketable securities	15,541	26,950
Purchase of property, equipment, improvements and certain other intangible assets	(700)	(1,421)
Proceeds from sale of property and equipment	—	—

Net cash used in investing activities	(11,984)	(3,470)

Financing activities:
Excess tax benefits from stock-based compensation	167	226
Proceeds from stock option plan transactions	676	1,119
Proceeds from employee stock purchase plan transactions	217	486

Net cash provided by financing activities	1,060	1,831

Effect of exchange rate changes on cash and cash equivalents	1,228	458

Net (decrease) increase in cash and cash equivalents	(6,924)	6,339
Cash and cash equivalents, beginning of period	64,206	50,943

Cash and cash equivalents, end of period	$57,282	$57,282